ASSET PURCHASE AGREEMENT

BY AND AMONG

FITH, INC.;

ELECTRONIC BILLBOARD TECHNOLOGY, INC.;

AND SIGN BUILDERS OF AMERICA, INC.

ATTACHMENTS

Attachment (A)                        List of Assets

Attachment (B)                        List of Bank Accounts

Attachment (C)                        Work-in-Process

Attachment (D)                        Patents, Trademarks, Copyrights, Etc.

Attachment (E)                        Contracts, Sale or Purchase Orders, Agreements, Etc.

Attachment (F)                        Excluded Assets

Attachment (G)                        Commitments Requiring Consent of Third Parties

Attachment (H)                        Assumed Obligations

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated the 8th day of October, 2002, is by and among FITH, INC., a Texas corporation having its principal place of business  in Travis County, Texas  (hereinafter referred to as "Buyer"); SIGN BUILDERS OF AMERICA, INC. (hereinafter referred to as "Seller”), a Delaware corporation having its principal place of business in Travis County, Texas, wholly owned by Electronic Billboard Technology, Inc., and ELECTRONIC BILLBOARD TECHNOLOGY, INC. (hereinafter referred to as the “Sole Shareholder”),a Texas corporation having its principal place of business at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758.

BACKGROUND

The Seller is in the business of producing various forms of commercial signs and signage. The Buyer wishes to purchase, and Seller wishes to sell, all of Seller’s assets in exchange for $250,000 and assumption of  Seller’s liabilities described in section 5 below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

    ACKNOWLEDGEMENT OF BUYER’S RELATIONSHIP TO THE COMPANY AND KNOWLEDGE OF THE COMPANY’S BUSINESS; WAIVER OF CONFLICT OF INTEREST. Buyer is a newly-formed entity created for the purpose of purchasing, owning and operating Seller’s assets and business.  Buyer’s founding shareholder, director and President, Sheryl D. Hairston, is currently the Controller and Chief Accounting Officer of Seller, and therefore Buyer has substantial knowledge of the assets, debts, liabilities and potential liabilities incurred in the ordinary course of business, of Seller.  Sheryl D. Hairston, more than any other employee of Seller, has day-to-day access to information regarding the assets, liabilities, claims against, permits, legal issues, and other matters regarding the business of Seller.  Were Seller to provide such information to third parties, the primary employee charged with the duties of providing such information would be Sheryl D. Hairston.  Therefore, contrary to the custom in such sales, in this Agreement Buyer has provided the initial Attachments attached hereto, and will be held to be in at least a comparable position as Seller in matters regarding the sharing of information.  Nevertheless, Seller’s other employees and agents have reviewed the Attachments and other information related to this Agreement, including the terms hereof, and have made such investigations, independent of Sheryl D. Hairston, as they deem necessary, advisable or appropriate to confirm the accuracy and completeness of the Attachments and information shared, whether such information was shared by the Seller with the Buyer or by the Buyer and Sheryl D. Hairston with the Seller.  Seller acknowledges that, notwithstanding her position with the Seller, there may be information about the Seller and its assets and liabilities that are not known to Sheryl D. Hairston.  Seller further expressly consents to Sheryl D. Hairston forming Buyer and engaging in this transaction.  Seller waives any and all conflicts of interest with respect to Sheryl D. Hairston’s activities in connection with Buyer and this Agreement.

  CLOSING. On the terms and subject to the conditions hereof, the closing of the transaction to be effected hereunder (the "Closing") shall be held at the offices of Electronic Billboard Technology, Inc., Suite 107, 3006 Longhorn Boulevard, Austin, TX 78758 on October 8, 2002, commencing at 10:30  A.M. local time, or at such other place or time or on such other date as shall be agreed upon by the Buyer and the Seller (the date of the Closing being herein referred to as the "Closing Date").  The conveyance and transfer of the Assets shall be effective as of 12:01 a.m. October 1, 2002 (the “Effective Date”).

  PURCHASE.
3.1	Consideration and Mode of Payment. The aggregate consideration to be tendered by the Buyer to Seller at the Closing (the “Purchase Price”) hereunder is the assumption of the Assumed Obligations specified in Section 5 below, and a cash or certified funds payment to Seller in the amount of $250,000.00.
3.2	Value of Assets and Liabilities. The Buyer, Seller and Sole Shareholder agree that the fair market value of the assets to be conveyed to Buyer minus the Assumed Obligations specified in Section 5 below which will be assumed by Buyer equals the cash portion of the Purchase Price ($250,000.00).
3.3	Allocation of Purchase Price. Buyer, Seller and Sole Shareholder agree that the allocation of the Purchase Price among the Assets as set forth on Schedule A accurately reflects the price being paid for each. Seller and Buyer shall report the sale and purchase of the Assets in their respective tax returns as originally filed for all federal, state, and local tax purposes in a manner consistent with this allocation.

  TRANSFER OF ASSETS AND PROPERTIES.
4.1	Purchase and Sale of Assets.
4.1.1

On the Closing Date and subject to the terms of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, assign, transfer, convey, and deliver to the Buyer, all of the assets and properties of the Seller used or held for use by Seller in connection with Seller’s business (the “Business”) (all the foregoing, collectively, the "Assets") consisting of the following:

		(a)	all of the assets listed on Attachment (A);
		(b)	all cash in bank accounts of Seller as listed on Attachment (B). Buyer will, after withdrawing the cash in the Bank of America bank account, vacate the said bank account and open a new one in Buyer’s name only. Seller will close the Bank of America account;
		(c)	all accounts receivable of Seller;
		(d)	any income tax rebates of Seller;
		(e)	all potential legal claims of Seller;
		(f)	all Work-in-Process (being herein defined as any and all executory contracts with third party customers) as set forth on Attachment (C);
		(g)	all Seller’s goodwill, including goodwill pertaining to the Business operations;
		(h)	all names, marks, logos, slogans, advertising, trademarks and copyrights (whether or not registered), inventions, techniques, discoveries, improvements, designs, patterns, specifications, formulae, computer software, trade secrets, proprietary rights and nonpublic information and data, whether patentable or not (collectively, the "Rights") listed on Attachment (D) and all goodwill associated therewith;

		(i)	all customer and supplier lists, working files and correspondence with customers and suppliers (both actual and prospective), plans, blueprints, drawings, credit information, business plans, studies, surveys, reports, promotional literature, and materials and trade association memberships, used or held for use in connection with or relating to the business;
		(j)	all contracts, sale or purchase orders, agreements, prepaid service contracts, leases, legally enforceable commitments, and other binding arrangements of the Seller, listed on Attachment (E);
		(k)	to the extent legally permissible, all licenses, permits, authorizations, and other approvals from any governmental body or authority (federal, state or local) (collectively, the "Permits") used or held for use in connection with the Business; and,
		(l)	all other assets owned exclusively by Seller, to which no other company or person has any claim, except for the Excluded Assets defined in section 4.1.2.
	4.1.2	The Assets shall not include the following:
		(a)	corporate minute books and stock record books of the Seller;
		(b)	employment agreements; and
		(c)	the property located on the Leasehold Property that is not owned by the Seller and which is listed on Attachment (F).
All of such excluded assets being hereinafter referred to as the "Excluded Assets". References to the Assets shall not be deemed to include references to the Excluded Assets.
4.2	Instruments of Transfer and Assignment. On the Closing Date the Seller shall deliver, or cause to be delivered, to the Buyer, duly executed bills of sale, assignments, endorsements and other instruments and documents, in form reasonably acceptable to Buyer, sufficient to vest in the Buyer good and valid title to, any and all of the Seller's right, title and interest in and to, the Assets free and clear of all liens, charges and encumbrances except for those securing the Assumed Obligations including, without limitation:
	4.2.1	a bill of sale and assignment of the Assets (including an assignment of leases and contracts included in the Assets);
	4.2.2	instruments of transfer and assignment with respect to the Rights;
	4.2.3	an assignment of lease for the real property located at 4125-A Todd Lane, Austin, Texas.

Seller’s conveyance to Buyer shall contain a special warranty of title.  At the Closing, Seller shall also deliver to Buyer an accurate certificate, dated the Closing Date, of the Secretary (or other appropriate officer) of the Seller and Secretary (or other appropriate officer) of the Sole Shareholder with respect to the resolutions adopted by the Board of Directors and shareholder of the Seller and Board of Directors of the Sole Shareholder approving this Agreement and the transactions contemplated hereby.

4.3	Consents to Assignments. Contracts requiring third-party consent are listed on Attachment (G). Seller agrees to cooperate with Buyer in obtaining all such consents.
4.4	Seller's Endorsement. After the Closing Date, the Seller shall endorse, without recourse, any check or any other evidence of indebtedness received by the Seller on account of any Asset transferred by the Seller pursuant hereto.
4.5	Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to the other part, execute and deliver such other instruments of conveyance and transfer and take such other actions as the other party may reasonably request, in order to more fully consummate the transactions contemplated hereby to vest in Buyer the title to the Assets and to provide Seller with the appropriate compensation therefore, as provided in and intended by the terms of this Agreement.
4.6	Possession. At Closing, Seller will deliver possession of the Assets and Business to Buyer.

  ASSUMPTION OF LIABILITIES AND INDEMNIFICATION.
5.1	Assumption. Upon the transfer of the Assets, the Buyer shall assume and agree to pay, perform and discharge all the liabilities and obligations of the Seller which are set forth on Attachment (H) (the "Assumed Obligations"). Upon the transfer of the Assets, Buyer further agrees to indemnify and hold Seller and Sole Shareholder, their shareholders, employees, agents, officers, board members, and attorneys, (collectively, the “Indemnified Parties”) harmless from the Assumed Obligations (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel), whether based in tort, contract, statutory or any other basis.
5.2	Limitations on Assumption. Buyer does not assume or agree to pay, perform or discharge any other liabilities and obligations of Seller (the “Excluded Liabilities”), including the following Excluded Liabilities:

(a)            Seller’s costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to attorney’s fees for the negotiation and drafting of this Agreement,

(b)            employee wages, taxes, penalties and claims for periods before and after the Effective Date with respect to employees of Seller who are not hired by Buyer

(c)            COBRA and other severance benefits for Seller’s employees with respect to their termination of employment with Seller,

(d)            claims, if any, by Seller’s employees who are not hired by Buyer,

(e)            liabilities or obligations of the Seller incurred in whole on or after the Closing,

(f)            liabilities incurred due to intentional torts on the part of any officer or board member of Seller or Sole Shareholder;

(g)            except as specifically set forth on Attachment H, Assumed Obligations, liabilities or obligations involving the payment of any domestic (federal, state, or local) taxes of any kind, including, without limitation, sales, taxes, transfer taxes, gains taxes, recording taxes and taxes on or measured by income, any of which taxes are due or shall become due as a result of the operations of the Seller on or before the Closing or in connection with the transactions contemplated by this Agreement, including any interest or penalties relating thereto, and

(h)            inter-company amounts payable by Seller to Sole Shareholder and/or the related entities and affiliates of Seller and Sole Shareholder, including but not limited to SI Diamond, Inc. and Electronic Billboard Technology, Inc.

Buyer has no responsibility for any of the Excluded Liabilities and will not be responsible for paying, performing, discharging, or indemnifying Indemnified Parties against, any of the Excluded Liabilities.

5.3	No Additional Rights for Third Parties. The assumption by the Buyer of the Assumed Obligations shall not in any way enlarge the rights of any third party under any contract or other arrangement with the Buyer or the Seller. Nothing contained herein shall prevent the Buyer from contesting any of the Assumed Obligations with any third party obligee.
5.4	Right to Defend, Etc. If the facts giving rise to any indemnification pursuant to Section 5.1 involve any actual claim or demand by any third party against an Indemnified Party, the indemnifying party shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any action shall include both an Indemnified Party and an indemnifying party and there is a material conflict of interest that would prevent counsel for the indemnifying party from providing suitable representation of the Indemnified Party because of the availability of different or additional legal defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. All notices under this Section 5.5 must be given prior to the time by which the interests of the party or parties to be notified will be materially prejudiced as a result of the failure to have received such notice. The failure to give such notice shall not relieve any party of any liability which it may have other than under Section 5.1, except to the extent the party entitled to such notice is prejudiced thereby. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party, as the case may be, all pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in Section 5.1, for all reasonable costs and expenses incurred by it in connection therewith.
5.5	Right of Enforcement and Settlement. From and after the Closing Date, the Buyer shall have complete control over the payment, settlement or other disposition of the Assumed Obligations and the right to commence, conduct and control all negotiations and proceedings with respect thereto. The Seller shall notify the Buyer promptly of any claim made with respect to any such Assumed Obligation and shall not, except with the latter's prior written consent, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any such Assumed Obligation.
  OFFERS OF EMPLOYMENT TO SELLER’S EMPLOYEES
6.1	Buyer may, at Buyer’s option, extend offers of employment to any or all of the employees of Seller. Offers of employment may be on such terms as are determined by Buyer in its sole and absolute discretion. Any employees not hired by the Buyer will be eligible for COBRA benefits from Sole Shareholder. Seller and Sole

Shareholder will be responsible for all severance and other benefits, if any, and for all employee claims, if any, with respect to the termination of employment of Seller’s employees.
  NON-DISCLOSURE AND NON-COMPETITION OBLIGATIONS. As part of the consideration and as an additional incentive for Buyer to enter into this Agreement, the Seller, the Sole Shareholder and Buyer agree to the non-disclosure and non-competition provisions of this Section.
7.1	Non-Disclosure.
7.1.1

Seller and Sole Shareholder acknowledge and agree that Buyer acquired all trade secrets as defined in the Uniform Trade Secrets Act related to and associated with the Business upon acquiring it from the Seller, all of which constitutes "Confidential Information" but in no event shall it include information readily available to the public (other than through the actions of Seller, Shareholder or their affiliates in violation of this section 7.1).

	7.1.2	Seller and Sole Shareholder and their affiliates shall not at any time divulge the Confidential Information to any person, directly or indirectly, except to the Buyer or its directors, officers and agents as reasonably required in connection with their obligations under the terms of this Purchase Agreement to the Buyer, or use the Confidential Information in any manner or for any purpose. Seller and Sole Shareholder shall deliver to the Buyer all records, papers and computer data and any copies thereof relating to the Confidential Information (or if such papers, records, computer data or copies are not on the premises of the Buyer or Sole Shareholder, Seller and Sole Shareholder agree to return such papers, records and computer data as soon as practicable after the Closing). Seller and Sole Shareholder each acknowledge that all such papers, records, computer data or copies thereof, are and remain the property of the Buyer.
	7.1.3	Seller and Sole Shareholder acknowledge that (a) the Confidential Information is commercially and competitively valuable to the Buyer; and, (b) the unauthorized use or disclosure of the Confidential Information would cause irreparable harm to Buyer.
7.2	Non-Competition.
	7.2.1	Seller and Sole Shareholder agree that for a period of three (3) years after the Closing, they and their affiliates will not (directly or indirectly), solicit, entice away, divert or hire any of the Buyer’s employees, agents or representatives or any person or entity who is then a customer of the Buyer or who was a customer of the Business at any time prior to or during Seller’s involvement with the Business.
	7.2.2	Seller and Sole Shareholder agree that for a period of three (3) years after the Closing they and their affiliates will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of, any business or enterprise which markets, develops, makes, sells, builds, manufactures or installs non-electric signs, electronic signs and/or signs illuminated by neon, incandescent or LED bulbs or other types of bulbs, in Travis, Hays, Bastrop, Comal, Williamson and/or Bexar Counties, Texas. Seller and Sole Shareholder further agree that they and their affiliates will not compete with the Buyer during such three year period by developing, marketing or selling or assisting others to develop, market or sell such signs as described above and related products or services in Travis, Hays, Bastrop, Comal, Williamson and/or Bexar Counties, Texas. Notwithstanding the foregoing, the parties agree that Seller and

Sole Shareholder will not be in violation of this covenant if they develop or license to third parties for use by such third parties in connection with the creation of or use in signs proprietary technology developed and owned by Sole Shareholder or its affiliates (other than Seller) or any technology previously sold by Sole Shareholder including the E-Window, E-Banner, Digital Poster, Digital Banner, and touch screen marquee. Seller, Sole Shareholder and their affiliates will not own any interest in, manage, operate, control, be employed by, participate in, or consult with (other than in connection with use of the licensed technology, proprietary, or identified technology) such third party licensee(s) if such third party licensee(s) compete with Buyer as prohibited by the first and second sentence of this section 7.2.2., unless allowed signage is installed by a national or major regional retailer as part of a national or major regional roll-out, whereby an insignificant number of locations of such roll-out may fall within one of the named counties.
	7.2.3	Seller and Sole Shareholder hereby represent and acknowledge that the restrictions stated herein on the activities in which Seller and Sole Shareholder and their affiliates may engage are reasonable and that, despite such restrictions, Seller and Sole Shareholder and their affiliates will be able to earn a livelihood and engage in their business or profession following the Closing; the locations designated above are reasonable because they are limited to the locations in which the Buyer presently does business, plans to do business or has reasonable expectations of doing business in the future; and the period of time designated above is reasonable because it extends only for the mutually agreed upon period following the Closing and is necessary and appropriate to protect Buyer’s goodwill in the Business purchased under this Agreement.
7.3	Remedies. In the event of a breach of the covenants contained in Section 7, the periods provided herein shall be tolled (i.e. such periods shall not run during a breach of any covenant contained herein) during the time of such violation. In the event of such a breach, Seller and Sole Shareholder further agree that the Buyer shall be entitled to recover all damages incurred as a result of such breach.
7.4	Injunctive Relief. Notwithstanding anything contained herein to the contrary, in the event of a breach or threatened breach by Seller or Sole Shareholder or their affiliates of the covenants in this Section 7, the Buyer shall, in addition to all other available remedies, be entitled to an injunction enjoining Seller and Sole Shareholder and their affiliates and any person or persons acting for or in concert with Seller and Sole Shareholder or their affiliates in any capacity whatsoever from violating any of the provisions herein.
  REPRESENTATIONS AND WARRANTIES OF SELLER AND SOLE SHAREHOLDER.   Seller and, to the best of its knowledge, Sole Shareholder hereby represent and warrant, jointly and severally, to the Buyer as follows:
8.1	Corporate Organization;Ownership of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business as it is now being conducted and to own the Assets, and is duly qualified to do business and in good standing in the State of Texas. The Sole Shareholder directly owns all the authorized, issued and outstanding shares of capital stock of the Seller. Seller has no subsidiaries or partners. Seller does not conduct business in any states other than Texas and has no assets or properties located in any states other than Texas. Seller’s sole business activity is the conduct of the Business.

8.2	Authorization of Agreement. Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the documents to be entered into in connection herewith and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors and by the requisite stockholder vote of the Seller, and by the Board of Directors of Sole Shareholder. No other corporate proceedings on the part of Seller or Sole Shareholder are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Sole Shareholder and constitutes a valid and binding agreement of each of Seller and Sole Shareholder enforceable in accordance with its terms.
8.3	Governmental and Other Consents. No permit and no consent, authorization or approval of, or exemption by governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by the Seller and Sole Shareholder of this Agreement or the consummation by the Seller of the transactions contemplated hereby.
8.4	Effect of Agreement, Etc. The execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby will not

(a)            violate any law, statute, rule or regulation to which the Seller is subject, which violation could have a material adverse effect on the Assets, Business or the transactions contemplated by this Agreement;

(b)            violate any order, judgment, injunction, writ or decree of any court applicable to the Seller, which violation could have a material adverse effect on the Assets, Business or the transactions contemplated by this Agreement;

(c)            result in the termination of or any violation or breach of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease (other than the consents required as set forth on Attachment (G)), license agreement contract or other agreement, instrument or obligation to which Seller is a party or by which Seller or any of its Assets may be bound, which could have a material adverse effect on the Assets, Business or the transactions contemplated by this Agreement;

(d)            constitute a material violation of any of the Permits referred to in Section 4.1.1(k); or

(e)         conflict with any provision of the Charter or bylaws of the Seller.

Buyer hereby confirms that it does not have any actual knowledge that the representations and warranties contained in this section 8.4 are not correct.

8.5	Title; Claims; Condemnation; Environmental; Litigation; Compliance with Law; Tax Returns and Reports; Intellectual Property; Finder. Except as otherwise actually known to Buyer,

(a)             Title. Seller has good, valid, indefeasible title to the Assets, free and clear of all liens, encumbrances, mortgages, pledges, charges, options, rights, security interests, agreements or claims of any nature whatsoever, recorded or unrecorded (individually, a “Lien” and collectively “Liens”), except for validly recorded and effective Liens, if any, that secure payment of the Assumed Obligations.  Upon their sale and delivery to Buyer, the Assets will be free and clear of all Liens except for the lien for ad valorem taxes for the year 2002, if any, and the validly recorded and effective Liens, if any, securing payment of Assumed Obligations.

(b)            Claims.  There are no actual, pending or overtly threatened claims against the Assets that could be reasonably expected to give rise to a Lien, or overt acts or incidents which could reasonably be expected to give rise to any claims relating to or arising out of the Assets or Business.

(c)            Condemnation.  Neither the whole nor any portion of the property owned or held by Seller is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by an governmental body or other person with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed or threatened.

(d)            Environmental.  No hazardous materials (including but not limited to asbestos) has been incorporated in, used on, stored on or under, released from, treated on, transported from, or disposed of on or from any of the Assets or the leasehold estate being assigned to Buyer, other than paint, paint thinner, mercury and comparable materials used in the ordinary course of business in compliance with applicable environmental laws, rules and regulations.

(e)            Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission or intellectual property registry pending or threatened against the Seller, the Business or the Assets or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller and Sole Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby.  Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

(f)            Compliance with Law.  The Business has been conducted in compliance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Seller, the Business or Assets.

(g)            Tax Returns and Reports.  Seller and Sole Shareholder are current with all their tax returns and tax payments with respect to Seller, the Business and Assets.  There are no tax liens on any of the Assets.  There is no reasonable basis for imposition of any tax liens on any of the Assets.

(h)            Intellectual Property.  Seller has used “Sign Builders of America” as a trade name and trade mark describing the Business conducted by Seller for the public substantially continuously since at least as early as September 1, 1999.  No claims have been asserted by any person challenging Seller’s use of “Sign Builders of America” and Seller knows of no reasonable basis for any such claim.  Seller has not, and has not been alleged to have, infringed upon any patent, trademark, service mark, trade name, copyright or other intellectual property right or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection.  Seller does not know of any third party infringing upon Seller’s rights in “Sign Builders of America”.

(i)            Finders Fee.  Seller has not engaged any person that may be entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Seller.

8.6	General Representation and Warranty. Seller and Sole Shareholder are not aware of any material negative information concerning the Business or Assets that has not been disclosed to Sheryl D. Hairston. None of the representations and warranties of the Seller and to the best of their knowledge, Sole Shareholder made in this Agreement contain any untrue statement of material fact or omits to state any material fact necessary in order to make said representations and warranties not misleading.
  REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller as follows:
9.1	Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to carry on the Business, after purchase from Seller, as it is now being conducted and to own the Assets.
9.2	Authorization of Agreement. Buyer has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the documents to be entered into in connection herewith and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms.
9.3	Governmental and Other Consents. No permit and no consent, authorization or approval of, or exemption by governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.
9.4	Effect of Agreement, Etc. The execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby will not

(a)            violate any law, statute, rule or regulation to which the Buyer is subject, which violation could have a material adverse effect on the Assets, Business or the transactions contemplated by this Agreement;

(b)             violate any order, judgment, injunction, writ or decree of any court applicable to the Buyer, which violation could have a material adverse effect on the Assets, Business or the transactions contemplated by this Agreement;

(c)             result in the termination of or any violation or breach of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of Buyer’s Assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license agreement contract or other agreement, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound (other than liens and security interests given in connection with indebtedness incurred in connection with the transactions contemplated hereby, including bank financing), which could have a material adverse effect on the Assets, Business or the transactions contemplated by this Agreement; or,

(d)            conflict with any provision of the Articles of Incorporation or bylaws of the Buyer.

9.5	Finder. Buyer has not engaged any person that may be entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Buyer or its affiliates. Buyer does not have any actual knowledge of Seller engaging any person that may be entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Seller.
  COVENANTS OF THE SELLER. Seller hereby covenants and agrees with the Buyer as follows:
10.1	Access to Properties and Records. For a period of five (5) years following the Closing Seller shall maintain all business records, and give to the Buyer and to its counsel, accountants and other representatives reasonable access during normal business hours to such of its books and records as relate to the Business or the Assets in the possession of Seller or Sole Shareholder and shall allow Buyer to make copies therefrom. The Seller shall furnish to the Buyer such additional documents and financial, tax and other information concerning the Business and Assets as the Buyer or its representatives may from time to time reasonably request.
10.2	Approvals, Consents, Etc. At Buyer's request, Seller shall reasonably assist Buyer in obtaining all approvals, consents, clearances and waivers material to the Business required to be obtained by the Seller or Buyer in order to effectuate the transactions contemplated hereby, and shall deliver to the Buyer copies, reasonably satisfactory in form and substance to counsel for the Buyer, of such approvals, consents, clearances and waivers.
10.3	Collection of Accounts. Seller agrees to cooperate with Buyer by providing any documents and information in its possession in order to allow Buyer to collect any outstanding accounts receivable of Seller arising from the Business conducted prior to Closing.
10.4	Employer Tax Matters. Seller shall make a clean cut-off of payroll and payroll tax reporting and payment as of the Effective Date with respect to the employees of Seller who are hired by Buyer, with Seller paying over to the federal, state and city governments those amounts required to be withheld before the Effective Date. Seller shall issue, by the date prescribed by IRS regulations, Forms W-2 for wages paid through the Effective Date for those employees of Seller who are hired by Buyer. Buyer shall be responsible for all payroll responsibilities resulting from operations after the Effective Date with respect to those employees of Seller that are hired by Buyer. Seller shall be responsible for all payroll and payroll tax reporting and payment with respect to all employees of Seller who are not hired by Buyer, for all periods before and after the Effective Date.
10.5	Application of Purchase Price. Seller shall apply the cash portion of the Purchase Price to the payment in full of all Excluded Liabilities promptly after Closing. Seller represents to Buyer that Seller will not be rendered insolvent by the transactions contemplated by this Agreement and that Seller will receive sufficient cash proceeds at Closing to pay all liabilities and obligations of Seller that are not assumed by Buyer.
10.6	Change of Corporate Name. Promptly after Closing Seller shall (a) cease using the name “Sign Builders of America” or any derivative thereof that could be confused with Buyer’s use of such name or derivatives thereof, and (b) change its corporate name to no longer be “Sign Builders of America” or any derivative thereof that could be confused with Buyer’s use of such name or derivatives thereof.
10.7	Transition of Business. After the Closing, Seller and Sole Shareholder shall cooperate with Buyer in order to effectuate a smooth transition of the Business and Assets to Buyer. Seller and

Sole Shareholder shall do nothing after the Closing that would hinder Buyers’ efforts to retain as many of Seller’s customers and business relationships as possible. After the Closing, Seller and Sole Shareholder shall restrict their activities to not materially impair Buyer’s reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the Business and Assets.
  COVENANTS OF THE BUYER. Buyer hereby covenants and agrees with the Seller and Sole Shareholder as follows:
11.1	Access to Properties and Records. For a period of five (5) years following the Closing Buyer shall maintain all business records relating to the period during which Seller owned the Business and Assets, and give to the Seller and Sole Shareholder and to their counsel, accountants and other representatives reasonable access during normal business hours to such of its books and records as relate to the Business or the Assets during the period owned by Seller and shall allow Seller and Sole Shareholder to make copies therefrom. The Buyer shall furnish to the Seller such additional documents and financial, tax and other information concerning the Business and Assets during the period owned by Seller as the Seller or its representatives may from time to time reasonably request. All such business records and information shall be deemed Confidential Information covered by the confidentiality provisions of section 7.1, except to the extent such information is readily available to the public (other than through the actions of Seller or Sole Shareholder or their affiliates in violation of section 7.1). Notwithstanding the foregoing, Seller, Sole Shareholder and their affiliates may include compilations of such information in their regulatory and governmental filings, but only to the extent required by law and after providing Buyer with reasonable prior written notice of such disclosure.
  TERMINATION. This Agreement shall terminate:
12.1	if the Closing Date does not occur on or before October 15, 2002;
12.2	by mutual consent of the Seller and the Buyer.
  GENERAL.
13.1	Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall not preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement.
13.2	Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
13.3	Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telex, telecopy, or facsimile transmission (with confirmation of receipt) or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, or by overnight courier to the party to whom the same is so given or made:

If to the Sole Shareholder to:

Electronic Billboard Technology, Inc.
3006 Longhorn Boulevard, Suite 107
Austin, Texas  78758
Attention:  Tracy Vaught

If to the Seller, to:

Sign Builders of America, Inc.
3006 Longhorn Boulevard, Suite 107
Austin, Texas 78758
Attention: Tracy Vaught

If to the Buyer, to:

FITH, Inc.
4125 Todd Lane
Austin, Texas 78744
Attention:  Sheryl D. Hairston, President

or to such other address as such party shall have specified by notice to the other party hereto.

13.4	Entire Agreement. This Agreement (including the Attachments hereto which are incorporated herein by reference) constitutes the entire agreement and supersedes all prior agreements and understanding, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.
13.5	Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.
13.6	Attachments. All Attachments hereto have been delivered by the parties hereto to each other previously or simultaneously herewith.
13.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
13.8	Rules of Construction.
13.8.1	In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

13.8.2	The term "affiliate" shall mean any person directly or indirectly controlling, controlled by, or under common control with the person of which it is an affiliate.
13.8.3	The term "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
13.8.4	The terms "included" or "including" shall mean without limitation by reason of enumeration.
13.9	Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Texas. This Agreement is made and performable in Travis County, Texas and venue for claims under or in connection with this Agreement will be in Travis County, Texas.
13.10	Separability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. However, to the extent that any term of the non-solicitation covenant or non-competition covenant set forth in Section 7 is held by any court of competent jurisdiction to be unenforceable by virtue of its being too broad in its term and/or scope, then the court making that judgment shall reform that section of the Agreement to make it reasonable in terms of term and scope so that it will be enforceable.
13.11	Publicity Concerning Agreement. The parties agree that this Agreement constitutes a material obligation of Seller, as that term is applicable to the Securities Exchange Act of 1934 as amended. As such Seller is required to make a public disclosure of this Agreement and will further be required to include a copy of this Agreement which will thereafter become a matter of public record. Buyer shall take no action which will inhibit nor preclude Seller from fulfilling this obligation.
13.12	Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.
13.13	Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Buyer and Seller shall each pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts in connection with this Agreement and the transactions contemplated hereby.
13.14	Survival of Representations and Warranties. The representations, warranties, covenants, and agreements contained in this Agreement shall survive until the expiration of the applicable statute of limitations after Closing.

(Signatures are on the next page.)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FITH, INC. (“Buyer”)

By:   _________________________________
     Sheryl D. Hairston, President

SIGN BUILDERS OF AMERICA, INC.   ("Seller")

By:        ____________________________
             ________________

ELECTRONIC BILLBOARD TECHNOLOGY, INC. ("Sole Shareholder")

By:  _______________________________
       Zvi Yaniv, COO